UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12.

ENERJEX RESOURCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERJEX RESOURCES, INC.

7300 W. 110th, 7th Floor

Overland Park, Kansas 66210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on May 27, 2008

Dear EnerJex Resources, Inc. Stockholders:

You are cordially invited to attend a special meeting of stockholders of EnerJex Resources, Inc., a Nevada corporation ("EnerJex"), to be held on Tuesday, May 27, 2008, at 10:00 a.m., local time, at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. At the special meeting, you will be asked to consider and vote on the following proposals:

1.

To (i) authorize a 1-for-5 reverse stock split of EnerJex’s common stock, (ii) in connection therewith, approve a form of amendment to EnerJex's Articles of Incorporation to effect the reverse stock split, and (iii) authorize any other action deemed necessary to effect the reverse stock split, without further approval or authorization of EnerJex's stockholders, at any time within 12 months of the approval of this proposal; and

2.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

EnerJex is seeking approval of the proposal because on April 9, 2008, EnerJex filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register certain of its shares of common stock in an underwritten public offering. Concurrent with the proposed public offering, EnerJex anticipates applying for listing of its common stock on the American Stock Exchange, or AMEX. One of the quantitative standards needed to qualify for initial listing on AMEX is that EnerJex's common stock must have a minimum bid price of $3.00 per share. On April 9, 2008, the closing price of EnerJex's common stock as quoted on the Over-the-Counter Bulletin Board was $1.10. The board of directors believes that listing EnerJex's shares of common stock on AMEX is in the best interests of EnerJex and its stockholders for a number of reasons, including that it may enable a more active and orderly trading market to develop, thereby enabling EnerJex stockholders to more easily buy and sell shares of EnerJex common stock. However, even after effecting the reverse stock split, there can be no assurance that EnerJex will meet the requirements for initial listing on AMEX. Further, Nevada Revised Statutes require a vote of stockholders to implement the reverse stock split.

EnerJex's board of directors has fixed the close of business on April 15, 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during normal business hours at EnerJex's executive offices at 7300 W. 110th, 7th Floor, Overland Park, KS 66210 for 10 days prior to the special meeting.

By Order of the Board of Directors

                                                                                                                Steve Cochennet

Secretary

Overland Park, Kansas

May 7, 2008

IMPORTANT

Whether or not you expect to attend the special meeting in person, EnerJex urges you to please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and mailing the enclosed proxy will save EnerJex the expenses and extra time of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

ENERJEX RESOURCES, INC.

7300 W. 110th, 7th Floor

Overland Park, KS 66210

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

May 27, 2008

This proxy statement is furnished in connection with the solicitation by the board of directors of EnerJex Resources, Inc. (“EnerJex”) of proxies in the accompanying form for the special meeting of stockholders to be held on Tuesday, May 27, 2008 at 10:00 a.m., local time, at the EnerJex executive offices at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210 and at any adjournment thereof.

This proxy statement and the enclosed form of proxy were first sent to stockholders on or about May 7, 2008.

If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

Solicitation of proxies will be made by mail and by EnerJex’s Chairman, Steve Cochennet. EnerJex will bear the costs of such solicitation and will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on April 15, 2008, the record date for the special meeting, EnerJex had outstanding and entitled to vote 22,203,256 shares of common stock. Each share of common stock is entitled to one vote per share on all matters submitted to a vote of EnerJex’s stockholders. Only stockholders of record at the close of business on April 15, 2008 are entitled to vote at the special meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of common stock holding in the aggregate a majority of the common stock entitled to vote shall constitute a quorum for the transaction of business.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING PROCEDURES AND TABULATION

EnerJex will appoint an election inspector to act at the meeting and to make a written report thereof. Prior to the meeting, the inspector will sign an oath to perform its duties in an impartial manner and to the best of its ability. The inspector will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspector will tabulate the number of votes cast for, against or abstained from the proposal described in the foregoing notice.

The proposal to grant the board of directors discretionary authority to enact a 1-for-5 reverse split of the issued and outstanding common stock and to issue whole shares in lieu of issuing fractional shares created by the reverse stock split must be approved by a majority of the shares of common stock issued and outstanding.

If a stockholder abstains from voting on the proposal presented at the meeting, it will have the same effect as a vote cast “AGAINST” such proposal.

If EnerJex receives a signed proxy card with no indication of the manner in which shares are to be voted on the proposal, such shares will be voted in accordance with the recommendation of the board of directors for such proposal.

Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any “broker non-votes” will be counted for the purposes of determining whether a quorum is present for the meeting, but will not be counted as votes cast regarding the proposal. Therefore, all “broker non-votes” will have the same effect as a vote cast “AGAINST” the proposal.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS, PROPOSALS AND THE SPECIAL MEETING

Q.	Why am I receiving these materials?

A.

EnerJex’s board of directors is providing these proxy materials to you in connection with the special meeting of stockholders, which will take place on Tuesday, May 27, 2008 at 10:00 a.m., local time, at the EnerJex executive office, at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. As a stockholder, you are invited to attend the special meeting and are requested to vote on the items of business described in this Proxy Statement.

Q.	How may I obtain EnerJex’s annual report for the fiscal ended March 31, 2007?

A.

Stockholders may request a free copy of EnerJex’s annual report by writing to: EnerJex Resource, Inc., 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. Current and prospective investors can also access or order free copies of EnerJex’s annual report, this Proxy Statement, and other financial information and reports from the SEC website at http://www.sec.gov.

Q.	What proposals are shareholders being asked to consider at the upcoming special meeting?

A.	EnerJex is seeking approval of a 1-for-5 reverse stock split.

Q.	Why is EnerJex seeking stockholder approval to implement the reverse stock split of EnerJex’s outstanding common stock?

A.

On April 9, 2008, EnerJex filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register certain of its shares of common stock in an underwritten public offering. Concurrent with the proposed public offering, EnerJex anticipates applying for listing of its common stock on The American Stock Exchange, or AMEX, under the proposed symbol “JEX.” AMEX initial listing standards require that EnerJex have a minimum trading price before its listing will be approved. Further, Nevada Revised Statutes require a vote of stockholders to implement the reverse stock split.

Q.	What if EnerJex does not complete the proposed public offering?

A.	If EnerJex does not complete the proposed public offering, it may not effect the reverse split.

Q.	What happens if the proposal is approved?

A.

If the proposal is approved, then EnerJex’s board of directors will be authorized to effectuate a 1-for-5 reverse split of EnerJex’s common stock, whereby any block of five shares of common stock held by a stockholder will be converted into one share of common stock and fractional shares will be rounded up to the nearest whole share. Consequently, no stockholder will hold less than one whole share after the effectuation of the reverse stock split. This authorization and approval will expire if the board of directors does not enact the reverse stock split within 12 months of the approval of this proposal. If EnerJex’s common stock trades at a price over $5.00 per share, it will no longer be subject to the rules and regulations governing penny stocks.

Q.	What if the proposal is not approved?

A.

If the reverse stock split does not receive stockholder approval, the reverse stock split will not occur and EnerJex may not be able to obtain a listing of the common stock on a national stock exchange. EnerJex’s common stock would continue to be a penny stock and be subject to all of the rules and restrictions governing penny stocks.

Q.	What do I do with my stock certificates after the reverse stock split?

A.

It will not be necessary for stockholders to exchange their existing stock certificates for post-reverse stock split certificates. Outstanding stock certificates should not be destroyed. Delivery of your certificates issued prior to the effective date of the reverse stock split will constitute “good delivery” of shares in transactions subsequent to the reverse stock split. Certificates representing post-reverse stock split shares will be issued with respect to transfers completed after the reverse stock split. New certificates will also be issued upon the request of any stockholder, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes and fees.

Q.	What if I have lost my certificate?

A.

If you have lost your certificate, you can contact EnerJex’s transfer agent to have a new certificate issued. You may be required to post a bond or other security to reimburse EnerJex for any damages or costs if the certificate is later delivered for sale of transfer. EnerJex’s transfer agent may be reached at:

Standard Registrar & Transfer Co., Inc.

12528 S. 1840 East

Draper, UT  84020

Phone:	801-571-8844
Fax:	801-571-2551

Q.	Can I require EnerJex to purchase my stock?

A.

No, the transactions contemplated by the proposal do not give rise to appraisal rights. Pursuant to the Nevada Revised Statutes, you are not entitled to an appraisal and purchase of your common stock as a result of the reverse stock split.

Q.	How does the board of directors recommend that I vote?

A.	EnerJex’s board of directors recommends that you vote your shares “FOR” the proposal at the special meeting.

Q.	What shares can I vote?

A.

Each share of EnerJex common stock outstanding as of the close of business on April 15, 2008 (the record date) is entitled to one vote on all items being voted on at the special meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

Q.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

A.

Many EnerJex common stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common shares held of record and those owned beneficially.

•

Stockholder of Record: If your common shares are registered directly in your name with EnerJex’s common stock transfer agent (Standard Registrar & Transfer Co., Inc.), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to EnerJex or to vote in person at the special meeting. A proxy card is enclosed for you to use.

•

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (often referred to as being held in “street name”), you are considered the beneficial owner of such shares, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Q.	How can I attend the special meeting?

A.

Because seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record as of the record date but held your shares in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 15, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the special meeting.

Please let EnerJex know if you plan to attend the meeting by marking the box on the enclosed proxy card. The meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:30 a.m. local time, and you should allow ample time for the check-in procedures.

Q.	How can I vote my shares in person at the special meeting?

A.

Shares held in your name as the stockholder of record may be voted by you in person at the special meeting. Shares held in street name may be voted by you in person at the special meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, EnerJex recommends that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q.	How can I vote my shares without attending the special meeting?

A.

Whether you hold shares as the stockholder of record or in street name, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker, trustee or nominee.

Q.	Can I change my vote?

A.

You may change your vote at any time prior to the vote at the special meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) providing a written notice of revocation of your proxy to EnerJex’s corporate Secretary prior to your shares being voted, or (iii) attending the special meeting and voting in person. Mere attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

VOTING SECURITIES

The following table presents information, to the best of EnerJex’s knowledge, about the ownership of EnerJex’s common stock on April 15, 2008 relating to those persons known to beneficially own more than 5% of EnerJex’s capital stock and by EnerJex’s directors and executive officers. The percentage of beneficial ownership for the following table is based on 22,203,256 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after April 15, 2008 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of EnerJex’s common stock.

Name of Beneficial Owner, Officer or Director(1)	Number of Shares	Percent of Outstanding Shares of Common Stock(2)
Steve C. Cochennet, President & Chief Executive Officer(3)	3,000,000(4)	13.5%
Dede P. Jones, Director of Finance & Accounting(3)	100,000(5)	0.5%
Robert (Bob) G. Wonish, Director(3)	200,000(6)	0.9%
Darrel G. Palmer, Director(3)	200,000(6)	0.9%
Daran G. Dammeyer, Director(3)	209,600(6)	0.9%
Dr. James W. Rector, Director(3)	-0-	0.0%
Directors and Officers as a Group	3,709,600	16.7%

West Coast Opportunity Fund LLC(7)* West Coast Asset Management, Inc. Paul Orfalea, Lance Helfert & R. Atticus Lowe 2151 Alessandro Drive, #100 Ventura, CA 93001	5,000,000	22.5%
Enable Growth Partners L.P.(8)* Enable Capital Management, LLC Mitchell S. Levine One Ferry Building, Suite 225 San Francisco, CA 94111	1,929,900	8.7%
Total Beneficial Owners as a group	6,929,900	31.2%

Directors, Officers and Beneficial Owners as a Group	10,639,500	47.9%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Figures are rounded to the nearest tenth of a percent.

(3)	The address of each person is care of EnerJex: 7300 W. 110th Street, 7th Floor, Overland Park, Kansas 66210.

(4)	Includes 1,000,000 options, exercisable at $1.25 per share through May 3, 2011.

(5)	Includes 100,000 options, exercisable at $1.50 per share through July 31, 2011.

(6)	Includes 200,000 options, exercisable at $1.25 per share through May 3, 2011.

(7)

The investment manager of West Coast Opportunity Fund, LLC (“WCOF”) is West Coast Asset Management (“WCAM”). WCAM has the authority to take any and all actions on behalf of WCOF, including voting any shares held by WCOF. Paul Orfalea, Lance Helfert and R. Atticus Lowe constitute the Investment Committee of WCOF. Messrs. Orfalea, Helfert and Lowe disclaim beneficial ownership of the shares.

(8)

Enable Capital Management, LLC, as general and investment manager of Enable Growth Partners L.P. and other clients, may be deemed to have the power to direct the voting or disposition of shares of common stock held by Enable growth Partners L.P. (1,385,200 shares of common stock) and other clients (544,700 shares of common stock). Therefore, Energy Capital Management, LLC, as Enable Growth Partners L.P.’s and those other accounts’ general partner and investment manager, and Mitchell S. Levine, as managing member and majority owner of Enable Capital Management, LLC, may be deemed to beneficially own the shares of common stock owned by Enable Growth Partners L.P. and such other accounts.

* The information set forth in this table is based on the information reported by the beneficial owners pursuant to their most recent respective Schedule 13G filings.

PROPOSAL 1. APPROVAL OF REVERSE STOCK SPLIT

Stockholders are being asked to approve a 1-for-5 reverse stock split of EnerJex’s outstanding common stock (or more plainly stated, every five existing shares would be exchanged for one new share). EnerJex will not issue fractional shares in connection with the reverse stock split. Any fractional shares that result from the reverse stock split will be rounded up to the next whole share. Further, this means no stockholder will hold less than one whole share.

The board of directors has adopted a resolution (i) declaring the advisability of a 1-for-5 reverse stock split, subject to stockholder approval, (ii) in connection therewith, a form of amendment to EnerJex’s Articles of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of EnerJex’s stockholders, at any time within 12 months of the approval of this proposal.

If the proposed reverse stock split is approved, EnerJex’s board of directors would effect the reverse stock split immediately prior to consummation of the proposed public offering of EnerJex’s common stock described below.

The Purpose for Which the Board of Directors Would Enact the Reverse Stock Split

On April 9, 2008, EnerJex filed a Registration Statement on Form S-1 for an underwritten public offering of its common stock. In connection with the proposed public offering, EnerJex anticipates applying to list its common stock on AMEX under the proposed symbol “JEX.” One of the quantitative standards needed to qualify for initial listing on AMEX is that EnerJex’s common stock must have a minimum bid price of $3.00 per share. On April 9, 2008, the closing price of EnerJex’s common stock as quoted on the Over-the-Counter Bulletin Board was $1.10. The board of directors believes that listing EnerJex’s shares of common stock on AMEX is in the best interests of EnerJex and its stockholders for a number of reasons, including that it may enable a more active and orderly trading market to develop, thereby enabling EnerJex stockholders to more easily buy and sell shares of EnerJex common stock. However, even after effecting the reverse stock split, there can be no assurance that EnerJex will meet the requirements for initial listing on AMEX.

To accomplish the reverse stock split, EnerJex would file an amendment to the Articles of Incorporation with the Nevada Secretary of State. The form of amendment to Article VI of the Articles of Incorporation to accomplish the proposed reverse stock split is attached to this Proxy Statement as Attachment A. The text of the amendment to the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the laws of the State of Nevada and as the board of directors deems necessary and advisable to effect the reverse stock split.

If the board of directors elects to implement the reverse stock split, the number of issued and outstanding shares of EnerJex’s common stock would be reduced from 22,203,256 to approximately 4,440,652. The number of authorized shares of the Common and Preferred Stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to the Articles of Incorporation with the Nevada Secretary of State. No further action on the part of stockholders would be required to either effect or abandon the reverse stock split. If the board of directors does not implement the reverse stock split within 12 months of the approval of this proposal, the authority granted in this proposal to implement the reverse stock split will terminate. The board of directors reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of EnerJex’s stockholders.

Risks Associated with the Proposed Reverse Stock Split

The immediate effect of the reverse stock split would be to reduce the number of shares of the outstanding common stock and to potentially increase the trading price of such common stock. However, the effect of any effected reverse stock split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of EnerJex’s common stock outstanding as a result of the reverse stock split or remain at an increased level for any period. Also, there is no assurance that the stock price would not decline below the anticipated stock price following the reverse stock split or that the trading price would remain above the thresholds required to meet initial listing requirements of AMEX. The trading price of the common stock may change due to a variety of other factors, including EnerJex’s operating results, other factors related to EnerJex’s business and general market conditions. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of EnerJex’s common stock to become less liquid, which could have an adverse effect on the price of the common stock.

Effects on Ownership by Individual Stockholders

If EnerJex implements the reverse stock split, the number of shares of EnerJex’s common stock held by each stockholder would be reduced by one-fifth, and then rounded up to the nearest whole share. The reverse stock split would not affect any stockholder’s percentage ownership interests in EnerJex or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

Effect on Options, Warrants and Other Securities

All outstanding options, warrants and other securities (including convertible debt instruments) entitling holders to purchase shares of EnerJex’s common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, proportionate adjustments will be made to the exercise price per share and the number of shares issuable upon the exercise of all outstanding options, entitling the holders to purchase shares of EnerJex’s common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split. Also, the number of shares reserved for issuance under any existing employee stock option plans would be reduced by one-fifth, and then rounded up to the nearest whole share.

Other Effects on Outstanding Shares

If the reverse stock split is implemented, the rights and preferences of the outstanding shares of the common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and non-assessable. The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Authorized Shares of Common Stock

The reverse stock split, if implemented, would not change the number of authorized shares of the common stock as designated by EnerJex’s Articles of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under EnerJex’s authorized pool of common stock would increase.

The following table sets forth information regarding EnerJex’s current and anticipated number of authorized shares and issued and outstanding shares of common stock following implementation of the reverse stock split.

	Number of Authorized Shares of Common Stock	Number of Issued and Outstanding Shares	Number of Shares of Common Stock Available for Issuance
As of April 15, 2008 (Record Date)	100,000,000	22,203,256(1)	77,796,744(2)
Following 1-for-5 Reverse Stock Split	100,000,000	4,440,652(1)(3)	95,559,348(2)(3)

(1)

Does not include: (i) 2,292,500 (458,500 post-split) shares of our common stock issuable upon exercise of outstanding options under EnerJex’s existing 2000 and 2002/2003 Stock Option Plans; (ii) 12,500 (2,500 post-split) shares issuable upon conversion of a $25,000 unsecured convertible note, which is convertible into shares of EnerJex’s common stock at $2.00 ($10.00 post-split) per share; and (iii) 300,000 (75,000 post-split) shares of EnerJex’s common stock issuable upon the exercise of outstanding warrants at an exercise price of $0.60 ($3.00 post-split) per share.

(2)	Does not include 3,707,500 (741,500 post-split) shares of common stock available for issuance upon future grants pursuant to EnerJex’s 2002/2003 Stock Option Plan.

(3)	These numbers are only estimates and may change based upon fractional share rounding.

The additional shares of common stock that would become available for issuance if the reverse stock split is approved could also be used by EnerJex’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Although the proposed reverse stock split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by EnerJex’s management to deter or prevent a change in control of EnerJex.

On April 9, 2008, EnerJex filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register certain of its shares of common stock in an underwritten public offering. The shares to be sold in the underwritten public offering will be issued from the post-reverse split number of authorized shares of common stock. Other than the shares of common stock to be issued pursuant to the underwritten public offering, EnerJex does not have any current plan, proposal or arrangement, written or otherwise, to engage in any business or investment opportunity involving the issuance of additional shares of common stock.

Procedure for Implementing the Proposed Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve the reverse stock split and proposed amendment to the Articles of Incorporation, the board of directors may elect whether or not to declare a reverse stock split at any time within 12 months of the approval of the proposal. The reverse stock split would be implemented by filing the amendment to the Articles of Incorporation with the Nevada Secretary of State, and the reverse stock split would become effective on the date the filing is accepted by the Nevada Secretary of State.

As of the effective date of the reverse stock split, each certificate representing shares of EnerJex common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

If EnerJex elects to exchange share certificates, its transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the effective date, stockholders and holders of securities convertible into EnerJex common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the conversion ratio of the reverse stock split, rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates to EnerJex’s transfer agent until they receive a letter of transmittal.

Accounting Consequences of the Reverse Stock Split

The par value per share of EnerJex’s common stock would remain unchanged after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on EnerJex’s balance sheet attributable to the common stock will be reduced proportionally, based on the conversion ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. EnerJex does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Fractional Shares

EnerJex will not issue fractional shares in connection with the reverse stock split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of its common stock to stockholders who would otherwise be entitled to receive fractional shares of common stock following the reverse stock split, any fractional shares which result from the reverse stock split will be rounded up to the next whole share. Further, this means no stockholder will hold less than one whole share.

No Appraisal Rights

Under Nevada Revised Statutes, stockholders are not entitled to appraisal rights with respect to the proposed amendment to the Articles of Incorporation to effect the reverse stock split.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important U.S. tax considerations of the reverse stock split. It addresses only stockholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, EnerJex has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult a qualified tax advisor.

The proposed reverse stock split is intended as a “reorganization” within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged. The rounding up in respect of fractional shares will not result in a taxable event to a stockholder; however, there will be an adjustment to the stockholder’s basis equal to the fractional share times the market value on the date of issuance. No gain or loss will be recognized by EnerJex as a result of the reverse stock split.

The ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by EnerJex in furtherance of the reverse stock split on the terms described herein and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

The form of amendment to Article VI of the Articles of Incorporation is attached as Attachment A to this proxy statement.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the reverse stock split as proposed and the amendment to the Articles of Incorporation, and proxies solicited by the board of directors will be so voted in the absence of instructions to the contrary.

PROPOSAL 2: OTHER MATTERS

As of the date of this statement EnerJex management knows of no business to be presented to the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any stockholder proposal about which EnerJex did not receive timely notice.

Expenses of Proxy Solicitation

The principal solicitation of proxies will be made by mail. Expense of distributing this Proxy Statement to stockholders, which may include reimbursement to banks, brokers and other custodians for their expenses in forwarding this Proxy Statement, will be borne exclusively by EnerJex.

Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the EnerJex 2008 Annual Meeting must be received by EnerJex by May 31, 2008. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail -- return receipt requested. Stockholders who intend to present a proposal at the EnerJex 2008 Annual Meeting without including such proposal in EnerJex’s proxy statement must have provided EnerJex notice of such proposal no later than July 8, 2008. EnerJex reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

                                                                                               Steve Cochennet, Chairman

Overland Park, Kansas

May 7, 2008

ENERJEX RESOURCES, INC.

PROXY

Special Meeting of Stockholders

May 27, 2008

This Proxy is solicited on behalf of the EnerJex Board of Directors

The undersigned appoints Steve Cochennet, Chairman of EnerJex Resources, Inc., with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders of EnerJex Resources, Inc., to be held Tuesday, May 27, 2008, beginning at 10:00 a.m., Central Time, at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to stockholders dated May 7, 2008, a copy of which has been received by the undersigned, as follows:

FOR	AGAINST	ABSTAIN

1.    Approval to (i) grant discretionary authority to the board of directors to effectuate a 1-for-5 reverse stock split of EnerJex’s common stock, (ii) in connection therewith, approval of the form of amendment to EnerJex’s Articles of Incorporation to effect the reverse stock split, and (iii) authorization for the board of directors to perform any other action deemed necessary to effect the reverse stock split, without further approval or authorization from the stockholders, at any time within 12 months of the approval of this proposal:

☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Date ___________________________, 2008	Number of Shares ________________

Please sign exactly as

your name appears on

your stock certificate(s).
If your stock is issued in	Signature

the names of two or more                                                                                                                                        Print Name Here:

persons, all of them must

sign this proxy. If signing
in representative capacity,	Signature
please indicate your title.	Print Name Here:

Please check the following box if you intend to attend the special meeting in person:	☐

PLEASE SIGN AND RETURN THIS PROXY PRIOR TO MAY 26, 2008.

Mail To: EnerJex Resources, Inc.,

7300 W. 110th, 7th Floor, Overland Park, Kansas 66210

Attachment A

Article VI – Capital Stock shall be amended to add the following section:

Section 5. Reverse Stock Split. Effective upon the filing of this Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), the shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and combined into shares of Common Stock (the “New Common Stock”) such that each five shares of Old Common Stock shall be reclassified as and combined into one share of New Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each fractional share shall be rounded up to the nearest whole share of New Common Stock. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above.